Exhibit 99.1

NEWS
5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, August 23, 2006	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2007 Second-Quarter Results

Records $136.1 million goodwill impairment and $8.4 million charge to increase the valuation allowance for certain deferred tax assets

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the second quarter ended July 31, 2006.

Results At A Glance (1)
($ in millions, except per share amounts)	Three months ended July 31, 2006	Three months ended July 31, 2005
Net sales	$4,943.3	$4,813.9

Operating (loss) income (GAAP)	$(130.9)	$12.8
Operating income (Non-GAAP)	$18.0	$34.2

Net loss (GAAP)	$(155.5)	$(59.4)
Net income (Non-GAAP)	$0.3	$16.1

Net income (loss) per diluted share:

Net loss (GAAP)	$(2.81)	$(1.02)
Net income (Non-GAAP)	$.01	$.27

(1)	Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary. This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the second quarter ended July 31, 2006 were $4.9 billion, an increase of 2.7 percent from $4.8 billion in the second quarter of fiscal 2006 and flat sequentially as compared to the first quarter of the current fiscal year.

The company recorded a net loss of $(155.5) million, or $(2.81) per diluted share, based upon Generally Accepted Accounting Principles (“GAAP”) for the second quarter ended July 31, 2006. This compares to a net loss of $(59.4) million, or $(1.02) per diluted share, including income from discontinued operations of $0.7 million, for the prior-year period. Results for the second quarter of fiscal 2007 include a non-cash charge of $136.1 million for goodwill impairment as a result of the company’s performance in the EMEA region (Europe, Middle East and export sales to Africa) and an $8.4 million non-cash charge to increase the valuation allowance for certain deferred tax assets related to the EMEA region. In addition, second-quarter results for fiscal 2007 include $11.2 million of restructuring charges and $1.6 million of consulting costs related to the company’s EMEA restructuring program launched in May 2005. Excluding these noted charges and costs, net income on a non-GAAP basis for the second quarter of fiscal 2007 totaled $0.3 million, or $.01 per diluted share. Results for the second quarter of fiscal 2006 include $19.3 million in restructuring charges, $2.1 million of consulting costs and a non-cash charge of $56.0 million to increase the valuation allowance for certain deferred tax assets related to the EMEA region. Excluding these charges and costs, net income on a non-GAAP basis for the second quarter of fiscal 2006 totaled $16.1 million, or $.27 per diluted share, including $0.7 million in income from discontinued operations. Results for the second quarter of fiscal 2007 also included $.02 per share after-tax for stock-based compensation related to the adoption of Statement of Financial Accounting Standard No. 123(R) at the beginning of the year.

Tech Data Reports Second-Quarter Results	Page 2 of 10
Wednesday, August 23, 2006

“The second quarter proved challenging, as difficult market conditions in EMEA coupled with distractions from our restructuring initiatives slowed our progress in delivering improved profitability,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “While it will take longer than previously anticipated to reach an acceptable level of profitability in EMEA, our efforts to date have been productive — strengthening our foundation for improvement. We will continue to invest in programs that optimize our sales, pricing and inventory management practices and support our long-term potential in both the Americas and EMEA.”

Second-Quarter Financial Summary

•	Net sales in the Americas were $2.48 billion, or 50 percent of worldwide net sales, representing an increase of 6.2 percent over the second quarter of fiscal 2006. Net sales in EMEA totaled $2.46 billion, or 50 percent of worldwide net sales, representing a decrease of 0.6 percent (3.9 percent decrease on a local currency basis) over the second quarter of fiscal 2006.

•	Gross margin was 4.56 percent of net sales compared to 4.98 percent of net sales in the second quarter of fiscal 2006 and 4.80 percent of net sales in the first quarter of fiscal 2007. The year-over-year decline in gross margin was attributable to a more challenging market environment in EMEA and the related competitive margin conditions coupled with disruptions associated with the company’s EMEA restructuring program.

•	Selling, general and administrative expenses (SG&A) were $209.2 million, or 4.23 percent of net sales, including $1.7 million in stock-based compensation, compared to $207.8 million or 4.31 percent of net sales in the second quarter of fiscal 2006. Excluding the $1.6 million of consulting costs incurred in the EMEA region during the second quarter of fiscal 2007, SG&A totaled $207.6 million, or 4.20 percent of net sales. This compares to SG&A of $205.7 million, or 4.27 percent of net sales, excluding $2.1 million of consulting costs incurred in the EMEA region during the second quarter of fiscal 2006. As a percentage of net sales, the year-over-year decline in SG&A is primarily attributable to cost savings and productivity improvements in EMEA as the company realizes the benefits associated with the restructuring program. Incremental costs related to the consolidation of facilities and staff to drive sustainable improvement in the EMEA region have partially offset savings generated by the restructuring program.

•	For the second quarter of fiscal 2007, the company incurred an operating loss of $(130.9) million, or (2.65) percent of net sales. This compared to operating income of $12.8 million or .27 percent of net sales in the second quarter of fiscal 2006. On a non-GAAP basis, excluding the goodwill impairment of $136.1 million and the restructuring charges and consulting costs of $12.8 million, operating income for the second quarter of fiscal 2007 was $18.0 million, or .36 percent of net sales. This compares to operating income on a non-GAAP basis of $34.2 million or .71 percent of net sales in the same period last year, excluding restructuring charges and consulting costs of $21.4 million.

Tech Data Reports Second-Quarter Results	Page 3 of 10
Wednesday, August 23, 2006

•	On a regional basis, operating income in the Americas was 1.51 percent of net sales compared to 1.60 percent of net sales in the second quarter of fiscal 2006. The decrease was primarily related to a general increase in operating expenses. In EMEA, the company reported an operating loss of (6.78) percent of net sales compared to an operating loss of (.99) percent of net sales in the second quarter of fiscal 2006. On a non-GAAP basis, excluding the goodwill impairment, restructuring charges and consulting costs, the EMEA region incurred an operating loss of (.73) percent of net sales in the second quarter of fiscal 2007, compared to an operating loss of (.13) percent in the same period last year. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate reconciling item in the company’s segment reporting. However, stock-based compensation expense is included in worldwide operating results (see “Supplementary Information” table attached).

•	Total debt to total capital was 5 percent at July 31, 2006, a decline from 16 percent in the prior year.

•	During the second quarter of fiscal 2007, the company purchased approximately 674,000 shares of common stock at a cost of $25 million, bringing the total shares repurchased under the $200 million share repurchase program to 4.8 million shares at a cost of $175 million.

EMEA Restructuring Program

The company recorded $11.2 million of charges during the second quarter of fiscal 2007 related to its EMEA restructuring program which were comprised of $10.3 million related to workforce reductions and $0.9 million related to the write-off of fixed assets and facility consolidations. Since initiating the restructuring program in May 2005, the company has recorded $48.6 million in restructuring charges. The company has substantially completed the initiatives related to its restructuring program, and expects to complete the remaining tasks during the third quarter, bringing the total program costs to an estimated range $55 million to $57 million, slightly above the range provided last quarter. The program and related actions have been designed to better align the EMEA operating cost structure with the current business environment and improve overall operating efficiencies.

Six-month Results

Net sales for the six-month period ended July 31, 2006 were $9.89 billion, an increase of 0.1 percent from $9.88 billion in the six-month period ended July 31, 2005. On a regional basis, net sales in the Americas represented 49 percent of net sales, and increased 5.1 percent to $4.8 billion from $4.6 billion in the prior-year period. EMEA represented 51 percent of net sales, and decreased 4.3 percent (decreased 1.9 percent on a local currency basis) to $5.0 billion from $5.3 billion for the six-month period ended July 31, 2005.

Gross margin for the six-month period was 4.68 percent, down from 5.10 percent in the prior-year comparable period. The year-over-year decline in gross margin was primarily attributable to challenges in the EMEA operations, competitive market conditions, and to a much lesser extent, changes in customer and product mix in both regions.

Tech Data Reports Second-Quarter Results	Page 4 of 10
Wednesday, August 23, 2006

For the six-month period ended July 31, 2006, on a GAAP basis, the company incurred an operating loss of $(101.8) million, or (1.03) percent of net sales, compared with operating income of $65.5 million, or .66 percent of net sales, in the prior-year period. On a non-GAAP basis, excluding the goodwill impairment, restructuring charges and consulting costs, operating income for the six-month period ended July 31, 2006 totaled $57.7 million, or .58 percent of net sales. This compares to non-GAAP operating income, excluding restructuring charges and consulting costs of $86.9 million, or .88 percent of net sales for the six-month period ended July 31, 2005.

The company incurred a net loss on a GAAP basis of $(142.6) million, or $(2.57) per diluted share, for the six-month period ended July 31, 2006 compared to a net loss of $(25.9) million, or $(0.44) per diluted share, in the prior-year period. On a non-GAAP basis, excluding the goodwill impairment, the increase in the valuation allowance against certain deferred tax assets in EMEA, restructuring charges and consulting costs, net income was $22.2 million, or $.40 per diluted share for the six-month period ended July 31, 2006 compared to non-GAAP net income of $49.7 million, or $.84 per diluted share for the six-month period ended July 31, 2005. Non-GAAP net income for the six-month period ended July 31, 2006 also excludes restructuring charges, consulting costs and an increase in the valuation allowance against certain deferred tax assets in EMEA. Net income for the six-month period ended July 31, 2005 on a GAAP and non-GAAP basis includes $3.9 million in income from discontinued operations related to the sale of the EMEA training business. Results for the six-month period ended July 31, 2006 also included $.05 per share after-tax for stock-based compensation related to the adoption of Statement of Financial Accounting Standard No. 123(R).

Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially. For the third quarter ending October 31, 2006, the company anticipates net sales to be in the range of $5.10 billion to $5.25 billion. With respect to net income and net income per diluted share, the company does not currently believe that it would be appropriate to provide specific guidance primarily due to the challenging environment in EMEA.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent, non-recurring or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Tech Data Reports Second-Quarter Results	Page 5 of 10
Wednesday, August 23, 2006

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; restructuring activities; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of August 23, 2006. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its second-quarter results along with its outlook for the third quarter on a conference call today at 10:00 a.m. (EDT). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. (EDT) on Wednesday, August 30, 2006.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ:TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 107th on the FORTUNE 500(R), Tech Data generated $20.5 billion in net sales for its fiscal year ended January 31, 2006. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

or

Charles V. Dannewitz, Senior Vice President of Taxes and Treasurer

727-532-8028 (chuck.dannewitz@techdata.com)

Tech Data Reports Second-Quarter Results	Page 6 of 10
Wednesday, August 23, 2006

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2006	2005	2006	2005
Net sales	$4,943,281	$4,813,850	$9,887,407	$9,877,541
Cost of products sold	4,717,671	4,573,900	9,424,658	9,373,465

Gross profit	225,610	239,950	462,749	504,076
Selling, general and administrative expenses	209,209	207,827	410,827	419,300
Goodwill impairment	136,093	—	136,093	—
Restructuring charges	11,155	19,289	17,634	19,289

Operating (loss) income	$(130,847)	$12,834	$(101,805)	$65,487
Interest expense and other	9,469	6,670	19,029	12,150
Net foreign currency exchange (gain) loss	(804)	812	(595)	1,392

(Loss) income from continuing operations before income taxes	$(139,512)	$5,352	$(120,239)	$51,945
Provision for income taxes	16,017	65,470	26,345	79,397

Loss from continuing operations	$(155,529)	$(60,118)	(146,584)	$(27,452)
Discontinued operations, net of tax	—	704	3,946	1,561

Net loss	$(155,529)	$(59,414)	$(142,638)	$(25,891)

Net (loss) income per common share – basic:
Continuing operations	$(2.81)	$(1.03)	$(2.64)	$(.47)
Discontinued operations	—	.01	.07	.03

Net loss	$(2.81)	$(1.02)	$(2.57)	$(.44)

Net (loss) income per common share – diluted:
Continuing operations	$(2.81)	$(1.03)	$(2.64)	$(.47)
Discontinued operations	—	.01	.07	.03

Net loss	$(2.81)	$(1.02)	$(2.57)	$(.44)

Weighted average common shares outstanding:
Basic	55,307	58,313	55,602	58,617
Diluted	55,307	58,313	55,602	58,617

Tech Data Reports Second-Quarter Results	Page 7 of 10
Wednesday, August 23, 2006

TECH DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	July 31, 2006	January 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$269,832	$156,665
Accounts receivable, net	1,955,173	2,160,138
Inventories	1,320,236	1,527,729
Prepaid expenses and other assets	173,355	138,927

Total current assets	3,718,596	3,983,459
Property and equipment, net	139,707	141,275
Goodwill	2,966	134,327
Other assets, net	143,406	145,573

Total assets	$4,004,675	$4,404,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$70,101	$235,088
Accounts payable	1,749,410	1,917,213
Current portion of long-term debt	1,706	1,605
Accrued expenses and other liabilities	500,848	437,445

Total current liabilities	2,322,065	2,591,351
Long-term debt	14,243	14,378
Other long-term liabilities	38,647	38,598

Total liabilities	2,374,955	2,644,327

Total shareholders’ equity	1,629,720	1,760,307

Total liabilities and shareholders’ equity	$4,004,675	$4,404,634

Tech Data Reports Second-Quarter Results	Page 8 of 10
Wednesday, August 23, 2006

TECH DATA CORPORATION AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2006	2005	2006	2005
Operating Income
GAAP operating (loss) income	$(130,847)	$12,834	$(101,805)	$65,487
Goodwill impairment	136,093	—	136,093	—
Restructuring charges	11,155	19,289	17,634	19,289
Other costs (1)	1,634	2,091	5,770	2,091

Non-GAAP operating income	$18,035	$34,214	$57,692	$86,867

Net Income
GAAP loss from continuing operations	$(155,529)	$(60,118)	$(146,584)	$(27,452)
Goodwill impairment	136,093	—	136,093	—
Restructuring charges	11,155	19,289	17,634	19,289
Other costs (1)	1,634	2,091	5,770	2,091
Tax effect on restructuring charges and other costs	(1,410)	(1,866)	(2,963)	(1,866)
Deferred tax assets valuation allowance	8,352	56,039	8,352	56,039

Non-GAAP income from continuing operations	$295	$15,435	$18,302	$48,101
Discontinued operations, net of tax	—	704	3,946	1,561

Non-GAAP net income	$295	$16,139	$22,248	$49,662

Net Income per Diluted Share
GAAP net loss per share from continuing operations(2)	$(2.81)	$(1.03)	$(2.64)	(.47)
Goodwill impairment	2.46	—	2.44	—
Restructuring charges	.20	.33	.32	.33
Other costs (1)	.03	.04	.10	.04
Tax effect on restructuring charges and other costs	(.02)	(.03)	(.04)	(.03)
Deferred tax assets valuation allowance	.15	.95	.15	.94

Non-GAAP net income per diluted share from continuing operations	$.01	$.26	$.33	$.81
Discontinued operations, net of tax	—	.01	.07	.03

Non-GAAP net income per diluted share	$.01	$.27	$.40	$.84

Weighted average common shares outstanding
Diluted	55,345	58,923	55,800	59,332

(1)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.
(2)	GAAP net loss per share from continuing operations is calculated using basic weighted average common shares outstanding located on the Consolidated Statement of Operations.

Tech Data Reports Second-Quarter Results	Page 9 of 10
Wednesday, August 23, 2006

TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Three months ended July 31, 2006		Three months ended July 31, 2005
GAAP Operating Income (Loss) by Segment	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
Americas	$37,593	1.51%	$37,438	1.60%
EMEA	(166,793)	(6.78)%	(24,604)	(.99)%
Stock-based compensation reconciling amount (1)	(1,647)	(.03)%	—	—

Worldwide total	$(130,847)	(2.65)%	$12,834.27%

	Three months ended July 31, 2006		Three months ended July 31, 2005
Non-GAAP Operating Income (Loss) by Segment	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
Americas	$37,593	1.51%	$37,438	1.60%
EMEA	(17,911)	(.73)%	(3,224)	(.13)%
Stock-based compensation reconciling amount (1)	(1,647)	(.03)%	—	—

Worldwide total	$18,035.36%		$34,214.71%

	Three months ended July 31, 2006		Three months ended July 31, 2005
GAAP to Non-GAAP Reconciliation of EMEA Operating Income (Loss)	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP operating income (loss)	$(166,793)	(6.78)%	$(24,604)	(.99)%
Goodwill impairment	136,093	5.53	—	—
Restructuring charges	11,155.45		19,289.78
Other costs (2)	1,634.07		2,091.08

Non-GAAP EMEA operating income (loss)	$(17,911)	(.73)%	$(3,224)	(.13)%

(1)	The company began recording stock-based compensation following the adoption of Statement of Financial Accounting Standard No. 123(R) at the beginning of fiscal 2007.
(2)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.

Tech Data Reports Second-Quarter Results	Page 10 of 10
Wednesday, August 23, 2006

TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Six months ended July 31, 2006		Six months ended July 31, 2005
GAAP Operating Income (Loss) by Segment	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
Americas	$74,950	1.55%	$75,917	1.65%
EMEA	(173,233)	(3.43)%	(10,430)	(.20)%
Stock-based compensation reconciling amount (1)	(3,522)	(.04)%	—	—

Worldwide total	$(101,805)	(1.03)%	$65,487.66%

	Six months ended July 31, 2006		Six months ended July 31, 2005
Non-GAAP Operating Income (Loss) by Segment	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
Americas	$74,950	1.55%	$75,917	1.65%
EMEA	(13,736)	(.27)%	10,950.21%
Stock-based compensation reconciling amount (1)	(3,522)	(.04)%	—	—

Worldwide total	$57,692	0.58%	$86,867.88%

	Six months ended July 31, 2006		Six months ended July 31, 2005
GAAP to Non-GAAP Reconciliation of EMEA Operating Income (Loss)	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
GAAP operating income (loss)	$(173,233)	(3.43)%	$(10,430)	(.20)%
Goodwill impairment	136,093	2.70	—	—
Restructuring charges	17,634.35		19,289.37
Other costs (2)	5,770.11		2,091.04

Non-GAAP EMEA operating income (loss)	$(13,736)	(.27)%	$10,950.21%

(1)	The company began recording stock-based compensation following the adoption of Statement of Financial Accounting Standard No. 123(R) at the beginning of fiscal 2007.
(2)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.